Exhibit 8.1

WisdomTree Bitcoin Fund

250 West 34th Street, 3rd Floor

New York, New York 10119

Ladies and Gentlemen:

We have acted as counsel for WisdomTree Digital Commodity Services, LLC, a Delaware limited liability (the “Company”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a registration statement on Form S-1, Registration No. 333-254134 (the “Registration Statement”) , including the prospectus constituting Part I of the Registration Statement (the “Prospectus”), filed by. the WisdomTree Bitcoin Fund (the “Trust”), of which the Company serves as the Sponsor. The Trust is a Delaware statutory trust formed on March 8, 2021. The Trust operates pursuant to a Declaration of Trust and Trust Agreement between the Company, as Sponsor, and Delaware Trust Company, a Delaware corporation, as Trustee (the “Trust Agreement”). The Registration Statement relates to the offering of an indeterminate number of common shares representing fractional undivided beneficial interests in and ownership of such Trust (the “Shares”).

We have examined the Registration Statement and Prospectus and originals or copies, certified or otherwise identified to our satisfaction, of the Trust Agreement and all such agreements, certificates and other statements of corporate officers and other representatives of the Company, and such other documents, as we have deemed necessary as a basis for this opinion. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, when relevant facts material to our opinion were not independently established by us, relied, to the extent we deemed such reliance proper, upon written or oral statements of officers and other representatives of the Company.

Based on and subject to the foregoing, we advise you that subject to the limitations, qualifications and assumptions described herein and in the Prospectus, the discussion under the caption “United States Federal Income Tax Consequences” in the Prospectus expresses our opinion as to the material United States federal income tax consequences that generally may apply to a “U.S. Shareholder”, as defined in the discussion under such caption, under currently applicable law to the purchase, ownership and disposition of Shares by a U.S. Shareholder.

We hereby consent to the discussion of this opinion in the Registration Statement, the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the discussion of United States federal income tax consequences under the caption “United States Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Perkins Coie, LLP